Exhibit 10.9

CONSENT TO SUBLEASE

     The undersigned, the Landlord under that certain Lease (the “Lease”) dated November 23, 2004, by and between METAMORPHIX, INC., as Tenant, and COLUMBIA ACQUISITION, L.L.C., as Landlord (“Landlord”), for premises (“Premises”) located at 8510 Corridor Road, Savage, Maryland as more particularly set forth in the Lease, does hereby consent to the attached Sublease Agreement (the “Sublease Agreement”), between METAMORPHIX, INC. (“Sublessor”) and CHESAPEAKE PERL, INC. (“Sublessee”).

     This consent is given upon the expressed following conditions:

     1. Sublessor shall continue to remain primarily liable for the payment of all amounts of rental and other sums and performance of all covenants required of Sublessor as Tenant under the Lease.

     2. Notwithstanding anything to the contrary in the Sublease, the Sublease is absolutely subordinate in all respects to the Lease. There shall be no modifications or amendments of the Sublease Agreement without the prior written consent of Landlord not to be unreasonably withheld, conditioned or delayed.

     3. Except as expressly set forth in the Sublease Agreement, consent by Landlord to this subletting shall not include consent to the assignment or transferring of any lease renewal option rights or space option rights, special privileges or extra services granted to Sublessor by the Lease, or addendum or amendment hereto or letter of agreement (and such options, right, privileges or services shall terminate upon such assignment or transfer).

     4. In the event of any default under the terms and provisions of the Lease, Landlord shall have the right to collect the rental attributable to the Premises subject to the Sublease Agreement directly from Sublessee without waiving any of Landlord’s rights against Sublessor as a result of such default.

     5. Except as expressly set forth in the Sublease Agreement, consent by Landlord to the Sublease Agreement is without waiver of Lease restrictions concerning future subleases or extensions of the foregoing Sublease Agreement.

     6. Sublessor shall reimburse Landlord for all legal and any other costs associated with the approval of this subletting.

     7. Landlord shall not be liable for, and Sublessor hereby indemnifies and holds Landlord harmless from, any real estate brokerage commissions associated with the Sublease Agreement.

     8. Consistent with Section 25 of the Lease, redress for any claims against Landlord under the Lease or this Consent shall only be made against Landlord to the extent of Landlord’s interest in the property of which the Premises are a part and shall be limited as provided in Section 25 of the Lease. The obligations of Landlord under the Lease and this Consent shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or its investment manager.

     10. Sublessor and Sublessee hereby mutually waive their respective rights of recovery against Landlord for any loss insured by fire, extended coverage, All Risks or other insurance now or hereafter existing for the benefit of the respective party but only to the extent of the net insurance proceeds payable under such policies. Sublessor and Sublessee shall each obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver.

LANDLORD:		SUBLESSOR:

COLUMBIA ACQUISITION, L.L.C.		METAMORPHIX, INC.

By:	/s/ Patrick Creaney	By:	/s/ Thomas Prescott Russo

Title: Member		Title: CFO
Date: 2/2/05		Date: 12/02/04

By:

Title: SUBLESSEE:

CHESAPEAKE PERL, INC.

		By:	/s/ Terry Chase

Title: President
Date: 12/03/04